Exhibit 23

                         Consent of Independent Auditors


The Board of Trustees
MGI Properties:


We consent to incorporation by reference in the registration statement (No. 33-315245) on Form S-3 and in the registration statements (Nos. 33-21584, 2-97270, 33-65844, 33-53433 and 33-63901) on Form S-8 of MGI Properties and
subsidiaries of our report dated December 19, 1996, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended November 30, 1996, and related schedule, which report appears in the November 30, 1996 annual report on Form 10-K of MGI Properties and subsidiaries.






                                  /s/ KPMG Peat Marwick LLP


Boston, Massachusetts
January 3, 1997